Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Report on Form 20-F of our report dated March 30, 2022, relating to the financial statements of Oaktree Acquisition Corp. II. We also consent to the reference to us under the heading “Experts” in such Report.

/s/ WithumSmith+Brown, PC

New York, New York

June 22, 2022